UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 25, 2007
S&C Holdco 3, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-100717	81-0557245
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1770 Promontory Circle,		80634
Greeley, CO		(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (970) 506-8000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
The information set forth below in Item 7.01 under the caption “Recent Developments” is incorporated by reference into this Item 2.02.
As provided in General Instruction B.2 of Form 8-K, the information contained in this Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 25, 2007, Swift & Company (“Swift”) announced that immediately following the consummation of the Transactions, Wesley Mendonça Batista will replace Sam B. Rovit as the President and Chief Executive Officer of Swift. Mr. Batista, 37, is also expected to serve as a director of Swift following the Transactions and is currently the Executive Director of Operations of JBS S.A. and the Vice-President of its board of directors. Mr. Batista has served in various capacities at JBS since 1987. For more information please see the press release attached hereto as Exhibit 99.1 which is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
As previously announced on May 29, 2007, Swift Foods Company (“SFC”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among SFC, J&F Participações S.A. (“Parent”), J&F Acquisition Co., a wholly-owned subsidiary of Parent (“Buyer”), J&F I Finance Co., a wholly-owned subsidiary of Buyer (“Finance Sub”), and J&F II Finance Co., a wholly-owned subsidiary of Buyer. Pursuant to the Merger Agreement, upon the closing of the transaction, Buyer will merge with and into SFC, with SFC continuing as the surviving corporation, and Finance Sub will merge with and into Swift, with Swift continuing as the surviving corporation. Thereafter Swift will merge with and into its parent, S&C Holdco 3, Inc. (“Holdco 3”), with Holdco 3 continuing as the surviving corporation. Holdco 3 will change its name to Swift & Company.
Holdco 3 hereby furnishes the following information regarding its business that was prepared in connection with the financing activities related to the Transactions.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of such words as “may,” “will,” “should,” “expects,” “plans,” “anticipates” and “believes.” All statements made relating to the Transactions described in this Current Report on Form 8-K or to our estimated and projected earnings, margins, costs, expenditures, cash flows and financial results are forward-looking statements. These forward-looking statements are based on current expectations and projections about future events and actual events could differ materially from those projected. You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks, assumptions and uncertainties that cannot be predicted or quantified. These risks, assumptions and uncertainties include but are not limited to uncertainties related to the completion of the Transactions, including the fulfillment or waiver of conditions to the closing under the related Merger Agreement, and other risks described elsewhere in this Current Report on Form 8-K as well as in Holdco 3’s SEC reports, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the SEC’s website. Holdco 3 undertakes no obligation to update any forward-looking statement as a result of new information or future events.
As provided in General Instruction B.2 of Form 8-K, the information contained in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.
Unless the context requires otherwise, the terms “we,” “us” and “our” refer to the combined business of Swift and its subsidiaries, after the consummation of the Transactions. Throughout this Item 7.01, the “Transactions” refer to the acquisition and related financing transactions.
Recent developments
December ICE event
On May 11, 2007 we reported our return to standard staffing levels at all four domestic beef processing facilities following the loss of workers in the December 12, 2006 investigation (“ICE event”) by the Immigration and Customs Enforcement division of the US Department of Homeland Security (“ICE”). On April 10, 2007, we announced that our domestic pork operations had returned to normal levels in March 2007. We also revised our estimate of the one-time impact on our fiscal year ended May 27, 2007 of the December ICE event from $45 million to approximately $53 million.
Financial results
Our preliminary financial results for the thirteen weeks ended May 27, 2007 and fiscal year ended May 27, 2007 are as follows:
For the thirteen weeks ended May 27, 2007, we had consolidated net sales and EBITDA of approximately $2.37 billion and $19.4 million, respectively, compared to approximately $2.39 billion and $4.4 million, respectively, for the same period of 2006. For the fiscal year ended May 27, 2007, we had consolidated net sales and EBITDA of approximately $9.52 billion and $96.3 million, respectively, compared to approximately $9.35 billion and $5.7 million, respectively, for the fiscal year ended May 26, 2006.
Net Sales. Higher net sales for the fiscal year were the result of increases in selling prices for Swift Beef (largely offset, in the fourth quarter, by lower volumes due to the December ICE event); increases in selling prices and volumes for Swift Pork; and increases in selling prices and volumes for Swift Australia, concentrated largely in the grass-fed operations, including the effect of an appreciation in the Australian dollar vis-á-vis the US dollar. The same factors were responsible for the net sales for the thirteen weeks, except that the lower volumes of Swift Beef due to the December ICE event had a greater impact for the period, with a resulting decline compared to the corresponding period of the prior year.
EBITDA. EBITDA increases for the fiscal year ended May 27, 2007 occurred in Swift Beef and Swift Australia and were partially offset by a decline in Swift Pork. Swift Beef EBITDA improvement was attributable to selling price increases on lower volumes which more than offset increases in livestock prices. Swift Pork EBITDA decline was attributable to sales prices increases on higher volumes which was more than offset by higher production costs. Swift Australia EBITDA improvement was attributable to higher sales prices on increased volumes concentrated largely in the grass fed operations. EBITDA for the US beef and US pork businesses were also negatively impacted in the current year by the impact of the ICE event on December 12, 2006.
EBITDA of Swift Beef improved in the thirteen weeks ended May 27, 2007 as compared to the corresponding period in the prior year despite volume declines caused by the impact of the ICE event as lower selling, general and administrative costs (“SG&A”) and lower nominal plant costs contributed to offset the sales declines. EBITDA of Swift Pork improved reflecting an increase in the spread between selling prices and raw material costs on higher volumes, coupled with lower SG&A. EBITDA of Swift Australia declined in the thirteen weeks ended May 27, 2007 from the corresponding period in the prior year reflecting higher sales on modestly higher volumes, more than offset by slightly higher SG&A and plant costs.
Because financial statements for the thirteen weeks and the fiscal year ended May 27, 2007 are not yet available, the information above for the thirteen weeks ended May 27, 2007 and the fiscal year ended May 27, 2007 is preliminary and unaudited and subject to revision based upon our review and an audit with respect to our 2007 fiscal year, by our independent registered public accounting firm, of our financial condition and results of operations. Once we and our independent registered public accounting firm have completed our review and audit, respectively, we may report results that are materially different.
Summary historical and pro forma consolidated financial and other data
The following table sets forth our summary historical financial data at the dates and for the periods indicated. We derived the summary historical statement of earnings data for the fiscal years ended May 30, 2004, May 29, 2005 and May 28, 2006 and balance sheet data at May 30, 2004, May 29, 2005 and May 28, 2006 from the audited historical financial statements of Holdco 3. The summary historical statement of earning data for the thirty-nine weeks ended February 25, 2007 have been derived from the unaudited historical financial statement of Holdco 3 which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial data. The results of operations for any quarter or a partial fiscal year period or for the periods presented are not necessarily indicative of the results of operations to be expected for other periods or for the full fiscal year.
Holdco 3 is a Delaware corporation which owns 100% of the issued and outstanding capital stock of Swift & Company. The operations of Swift & Company and its subsidiaries constitute the operations of Holdco 3 presented under accounting principles generally accepted in the United States of America (“GAAP”). On September 19, 2002, HMTF Rawhide, L.P. (“Rawhide”), the partnership formed by our equity sponsors, HM Capital Partners LLC (formerly knows as Hicks, Muse, Tate & Furst, Incorporated) (“HM Capital”) and Booth Creek Management Corporation, acquired a 54% interest in the US beef, pork, and lamb processing business and the Australian beef business of ConAgra Foods Inc. (“ConAgra”) in a transaction we refer to as the “2002 Transaction.” In September 2004, Rawhide purchased ConAgra’s remaining interest in these businesses. The entities that were historically operated by ConAgra as an integrated business, which include entities that were not acquired in the 2002 Transaction, are referred to as our “Predecessor.” Those entities and operations that were acquired in the 2002 Transaction and which are being operated by us are referred to as the “Acquired Business” or “Successor.”

	Consolidated

							Pro Forma
						Fifty-Two	Fifty-Two Weeks
	Fiscal Year Ended			Thirty-Nine Weeks Ended		Weeks Ended	Ended
	May 30,	May 29,	May 28,	February 26,	February 25,	February 25,	February 25,
(In thousands)	2004	2005	2006	2006	2007	2007	2007

Statement of earnings:
Net sales	$9,436,160	$9,669,102	$9,350,027	$6,957,100	$7,147,859	$9,540,786	$9,540,786
Cost of goods sold	9,165,466	9,452,637	9,267,419	6,902,305	7,021,972	9,387,086	9,400,416

Gross profit	270,694	216,465	82,608	54,795	125,887	153,700	140,370
Selling, general and administrative	134,016	136,381	156,860	113,563	105,133	148,430	154,449
Translation (gains) losses	824	(396)	19	225	(117)	(323)	(323)
Goodwill impairment charges	—	1,028	21,137	—	—	21,137	21,137
Interest expense	73,446	80,229	87,538	63,794	67,896	91,640	96,289

Total expenses	208,286	217,242	265,554	177,582	172,912	260,884	271,552

Income (loss) from continuing operations before income taxes	62,408	(777)	(182,946)	(122,787)	(47,025)	(107,184)	(131,182)
Income tax expense (benefit)	21,546	(15,710)	(53,398)	(42,509)	1,562	(9,327)	(17,648)
Income from discontinued operations, including, gain on sale of $22,860, net of tax in fiscal 2005	3,672	25,909	—	—	—	—	—

Net income (loss)	$44,534	$40,842	$(129,548)	$(80,278)	$(48,587)	$(97,857)	$(113,534)

Other financial data:
EBITDA(a)	$220,121	$162,985	$5,719	$1,356	$76,926	$81,289	$83,977
Adjusted EBITDA(b)	253,578	191,565	34,369	22,898	117,599	129,070	129,070

Cash flows from operating activities	79,171	90,054	(70,291)	(10,909)	65,922	6,640	—
Cash flows from investing activities	(59,658)	20,808	(20,331)	(34,266)	(22,815)	(8,880)	—
Cash flows from financing activities	(15,241)	(132,455)	61,964	15,590	(48,364)	(1,990)	—
Capital expenditures	62,058	51,398	54,053	36,452	30,165	47,766	47,766

Operating data:
Cattle processed — Swift Beef	4,993	4,450	4,373	3,199	3,083	4,257	4,257
Lamb slaughtered — Swift Beef	749	564	571	397	422	595	595
Hogs processed — Swift Pork	11,641	11,171	11,469	8,658	8,608	11,419	11,419
Cattle processed — Swift Australia	1,411	1,448	1,338	955	1,033	1,416	1,416

Balance sheet data (at period end):
Cash and cash equivalents	$100,255	$79,348	$51,681	$49,747	$46,687	$46,687	$46,687
Accounts receivable, net	363,410	373,208	366,744	324,449	319,565	319,565	319,565
Inventory	480,679	499,039	503,426	493,795	460,993	460,993	460,993
Property, plant and equipment, net	601,915	570,506	510,921	541,340	493,759	493,759	621,030
Total assets	1,697,687	1,640,774	1,530,241	1,526,487	1,415,603	1,415,603	2,004,951
Stockholder’s equity	490,233	323,684	191,935	236,905	152,487	152,487	500,000

(a)	EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to cash flow or operating income (as measured by GAAP). We believe EBITDA provides investors and analysts in the meat processing industry useful information with which to analyze and compare our results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity. However, since EBITDA is not defined by GAAP, it may not be calculated on the same basis as other similarly titled measures of other companies within the meat processing industry. The following table sets forth a reconciliation of EBITDA to income (loss) from continuing operations before income taxes for the periods presented:

							Pro Forma
						Fifty-Two	Fifty-Two Weeks
	Fiscal Year Ended			Thirty-Nine Weeks Ended		Weeks Ended	Ended
	May 30,	May 29,	May 28,	February 26,	February 25,	February 25,	February 25,
(In thousands)	2004	2005	2006	2006	2007	2007	2007

EBITDA	$220,121	$162,985	$5,719	$1,356	$76,926	$81,289	$83,977
Depreciation, amortization, and goodwill impairment charges	(84,267)	(83,533)	(101,127)	(60,349)	(56,055)	(96,833)	(118,870)
Interest expense, net	(73,446)	(80,229)	(87,538)	(63,794)	(67,896)	(91,640)	(96,289)

Income (loss) from continuing operations before income taxes	$62,408	$(777)	$(182,946)	$(122,787)	$(47,025)	$(107,184)	$(131,182)

(b)	The following table sets forth a reconciliation of EBITDA to Adjusted EBITDA for the periods presented:

							Pro Forma
						Fifty-Two Weeks	Fifty-Two Weeks
	Fiscal Year Ended			Thirty-Nine Weeks Ended		Ended	Ended
	May 30,	May 29,	May 28,	February 26,	February 25,	February 25,	February 25,
(In thousands)	2004	2005	2006	2006	2007	2007	2007

EBITDA	$220,121	$162,985	$5,719	$1,356	$76,926	$81,289	$83,977
Payments made to HM Capital[a]	2,663	3,997	3,053	1,959	1,594	2,688	—
Cattle on feed losses due to ConAgra agreement on total placements[b]	72	8,470	—	—	—	—	—
Non-cash impact of BSE[c]	42,963	—	—	—	—	—	—
Severance/retention payments[d]	—	1,972	803	—	993	1,796	1,796
Bain consulting fees[e]	—	7,752	13,214	10,111	2,632	5,735	5,735
Impact of ICE event on Swift plants[f]	—	—	—	—	33,573	33,573	33,573
Stock option expense[g]	—	2,963	637	445	611	803	803
Non-fed business operating income/loss[h]	(12,241)	3,426	10,943	9,027	1,270	3,186	3,186

Adjusted EBITDA	$253,578	$191,565	$34,369	$22,898	$117,599	$129,070	$129,070

(a)	HM Capital is paid a management fee by Swift & Company in an amount of 1% of plan EBITDA or a minimum of $2.0 million annually. In addition, under a financial advisory agreement, HM Capital is entitled to receive a fee equal to 1.5% of the transaction value for any transaction Swift & Company is involved in during the term of the agreement. In connection with the sale of the FJ Walker division in fiscal year 2005, Swift & Company paid HM Capital $0.8 million. Swift & Company also paid $0.4 million in connection with the sale of the non-fed cattle processing facilities in fiscal year 2006. As a result of the Transactions, Swift & Company will no longer be making these payments.

(b)	ConAgra owned certain feed yards which provided fed cattle to Swift & Company’s Greeley, Cactus and Hyrum beef plants. During 2004 as market conditions for feeder cattle fluctuated, Swift & Company agreed to reimburse ConAgra for feeder animals placed on feed (and committed for ultimate sale when finished to Swift & Company plants) at times when it would not have been economical for ConAgra to place animals on feed. These payments were expensed as the related finished animals were delivered to Swift & Company for slaughter.

(c)	Change related to one-time impacts of the December 23, 2003 identification of BSE in a single dairy cow in Washington, including write down of inventory in transit to Asia (whose borders closed immediately and thus the product had to be re-sold at a significant discount), write downs in inventory which had been processed but not yet shipped to export markets and for which few alternative domestic markets existed, as well as approximately $5.5 million in sudden market losses from our live cattle futures positions held at December 23, 2003.

(d)	Represents severance and retention payments to senior management.

(e)	Consulting fees to evaluate cost savings and efficiency opportunities.

(f)	See “Recent developments.”

(g)	Swift & Company has outstanding stock options that result in non-cash expense based on vesting schedules. As a result of the Transactions, Swift & Company will no longer have stock options.

(h)	In August 2005, Swift & Company closed its Nampa, Idaho non-fed cattle processing facility. In May 2006, this facility and the operating Omaha, Nebraska non-fed cattle processing facility were sold to XL Foods, Inc. Due to continuing involvement with the Omaha facility (agreement to purchase trim products from the facility) these operations were not shown as discontinued operations in the fiscal year 2006 audited financial statements. These amounts represent the losses incurred by these facilities that are included in the results of Swift & Company.

Risk factors
We will have a new chief executive officer who is affiliated with our controlling shareholder, and there may be other management changes at or after the closing of this offering, which may be disruptive.
Upon closing, Wesley Mendonça Batista will become our new Chief Executive Officer. He has no previous history at Swift & Company. In addition, our parent company, J&F, may determine to make additional management changes, which may include hiring additional people who have no previous history at Swift & Company. These changes may be disruptive to our operations, and there can be no assurance that we will be successful in finding replacements for existing management members or that new management members will work effectively with existing employees.
Our business could be materially adversely affected as a result of unusual weather conditions in our areas of operations.
Changes in the historical climate in the areas in which we operate could have a material adverse effect on our business. For instance, the timing of delivery to market and availability of livestock for our grass fed division in Australia is dependent on access to range lands and paddocks which can be negatively impacted by periods of extended drought. In addition, our cattlefeeding operations in Australia and meat packing facilities in the US and Australia rely on large volumes of potable water for the raising of health livestock and the fabrication of our meat products. Potable water is generally available form municipal supplies and/or naturally replenished aquifers, the access to which and availability of which could be affected in the event rainfall patterns change, aquifers become depleted and municipal supplies are not maintained. Occurrences of any of these events could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our controlling stockholders may have interests that conflict with the interests of holders of debt securities of SFC and its subsidiaries. In addition, our controlling stockholders’ controlling interests in JBS involves risks to holders of debt securities of SFC and its subsidiaries.
Upon the closing, members of the Batista family will control Swift. The Batista family will have the ability to elect the entire membership of our Board of Directors and to select our management team, determine our corporate and management policies and make decisions relating to fundamental corporate actions. Upon closing, Wesley Mendoça Batista will become our President and Chief Executive Officer. He is the son of José Batista Sobrinho, the founder of JBS S.A. (“JBS”). He and his brother, Joesly Mendoça Batista will constitute our Board of Directors immediately following closing. The directors will have the authority to make decisions affecting our capital structure, including the issuance of additional debt and declaration of dividends, and to authorize transactions, such as joint ventures or acquisitions, subject to certain restrictions set forth in the indentures and in existing and future credit facilities. They could take actions that they believe could enhance the Batista Family’s equity investment while involving risks to a holder’s investment in debt securities of SFC and its subsidiaries.
The Batista family also controls JBS, the largest beef processor in Latin America and one of the largest exporters of beef in the world. JBS’s equity is publicly traded in Brazil. The Batista family may cause JBS to effect transactions, with us (subject to the limitations in the indentures) or with third parties, that they believe may enhance the value of their investment in JBS but involve risks to a holder’s investment in debt securities of SFC and its subsidiaries.
Our substantial debt could adversely affect our business and a holder’s investment in debt securities of SFC and its subsidiaries.
We have a significant amount of debt. As of February 25, 2007, on a pro forma basis after giving effect to the Transactions, we would have had total outstanding consolidated debt of $985.2 million. In addition, we would have had $24.7 million of outstanding letters of credit and $318.3 million of additional debt available for borrowing under our senior secured revolving credit facility.
Our substantial debt could:
•	make it difficult for us to satisfy our obligations, including making interest payments on our debt obligations;

•	limit our ability to obtain additional financing to operate our business;

•	require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements;

•	limit our flexibility to plan for and react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage relative to some of our competitors that have less debt than us; and

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates, lower cattle and hog prices or a downturn in our business or the economy.
Our interest expense would increase if interest rates increase.
As of February 25, 2007, after giving pro forma effect to the Transactions, we would have had $668.3 million of outstanding floating rate debt and the ability to incur up to an additional $318.3 million of floating rate debt under our senior revolving credit facility. Any increase in short-term interest rates would result in higher interest costs which would increase our interest expense. While we may seek to use interest rate swaps or other derivative instruments to hedge portions of our floating rate exposure, we may not be successful in obtaining hedges on acceptable terms, which could have a material adverse effect on our ability to service our outstanding indebtedness.

Unaudited pro forma consolidated financial data

We derived the unaudited pro forma consolidated financial data set forth below by the application of pro forma adjustments to the historical consolidated financial statements of Holdco 3.

The unaudited pro forma consolidated statements of earnings for the fiscal year ended May 28, 2006 and the thirty-nine weeks ended February 25, 2007 give effect to the Transactions as if they had occurred at the beginning of fiscal 2006. The unaudited pro forma consolidated statement of earnings for the fifty-two weeks ended February 25, 2007 has been derived by taking the historical audited consolidated statement of earnings for the fiscal year ended May 28, 2006, less the historical unaudited consolidated statement of earnings for the thirty-nine weeks ended February 26, 2006, plus the historical unaudited consolidated statement of earnings for the thirty-nine weeks ended February 25, 2007, and then applying pro forma adjustments to give effect to the Transactions described herein. The unaudited pro forma consolidated financial information for the fifty-two weeks ended February 25, 2007 has been included in order to provide investors with pro forma information for the latest practicable fifty-two week period. The unaudited pro forma consolidated balance sheet as of February 25, 2007 has been prepared as if the Transactions occurred on that date. The adjustments are described in the notes to the unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated financial data does not purport to represent what the results of our operations or financial information would have been if the Transactions had occurred as of the dates indicated or what such results will be for any future periods.

The unaudited pro forma consolidated financial data has been prepared giving effect to the Transactions, which are accounted for in accordance with SFAS No. 141 Business Combinations. The respective total purchase price for the Acquired Business is allocated to the net assets of the Acquired Business based upon estimates of fair value. The purchase price allocations for the Transactions are preliminary and further refinements are likely to be made based on the results of final appraisals. The pro forma adjustments reflect preliminary estimates of the purchase price allocation under purchase accounting, which are expected to change upon finalization of appraisals and other valuation studies that Swift & Company has arranged to obtain. The final allocation will be based on the actual assets and liabilities that exist as of the date of closing of the Transactions. Any additional purchase price allocation to property, plant and equipment or finite lived intangible assets would result in additional depreciation and amortization expense, which may be significant. Property, plant and equipment balances and intangible assets have been adjusted to reflect their estimated fair values. In addition, Swift & Company’s reported current assets and current liabilities are assumed to be their estimated fair values included in the unaudited pro forma consolidated condensed financial statements. The final allocation of the purchase price of the acquisition will differ from the amounts represented in the unaudited pro forma consolidated condensed financial statements.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. You should read the unaudited pro forma consolidated financial statements and the accompanying notes in conjunction with the historical consolidated financial statements and the accompanying notes thereto and other financial information contained in Holdco 3’s filings with the SEC.

Swift & Company
(successor to J&F Finance I as a result of merger with Swift & Company and subsequent merger with S&C Holdco 3)
Unaudited pro forma consolidated statements of earnings

	For the thirty-nine weeks ended February 26, 2006
			Swift &
	Historical	Adjustments for the	Company
(in thousands)	S&C Holdco 3	Transactions	Pro Forma[a]

Net sales	$6,957,100	$0	$6,957,100
Cost of goods sold	6,902,305	6,957 [b]	6,909,262

Gross profit	54,795	(6,957)	47,838

Selling, general and administrative expense	113,563	4,034 [b,c,e]	117,597
Translation (gains) losses	225	0	225
Goodwill impairment charge	0	0	0
Interest expense, net	63,794	8,409 [d]	72,203

Total expenses	177,582	12,443	190,025

Income (loss) from continuing operations before income tax	(122,787)	(19,400)	(142,187)
Income tax expense (benefit)	(42,509)	(6,429)[f]	(48,938)
Net income (loss)	$(80,278)	$(12,971)	$(93,249)

See Notes to unaudited pro forma consolidated statements of earnings.

	For the fiscal year ended May 28, 2006
			Swift &
	Historical	Adjustments for the	Company
(in thousands)	S&C Holdco 3	Transactions	Pro Forma[a]

Net sales	$9,350,027	$0	$9,350,027
Cost of goods sold	9,267,419	9,866 [b]	9,277,285

Gross profit	82,608	(9,866)	72,742

Selling, general and administrative expense	156,860	4,824 [b,c,e]	161,684
Translation (gains) losses	19	0	19
Goodwill impairment charge	21,137	0	21,137
Interest expense, net	87,538	8,718 [d]	96,256

Total expenses	265,554	13,542	279,096

Income (loss) from continuing operations before income tax	(182,946)	(23,408)	(206,354)
Income tax expense (benefit)	(53,398)	(7,746)[f]	(61,144)
Net income (loss)	$(129,548)	$(15,662)	$(145,210)

See Notes to unaudited pro forma consolidated statements of earnings.

Swift & Company
(successor to J&F Finance I as a result of merger with Swift & Company and subsequent merger with S&C Holdco 3)
Unaudited pro forma consolidated statements of earnings

	For the thirty-nine weeks ended February 25, 2007
		Adjustments	Swift &
	Historical	for the	Company
(in thousands)	S&C Holdco 3	Transactions	Pro Forma[a]

Net sales	$7,147,859	$0	$7,147,859
Cost of goods sold	7,021,972	10,421 [b]	7,032,393

Gross profit	125,887	(10,421)	115,466

Selling, general and administrative expense	105,133	5,229 [b,c,e]	110,362
Translation (gains) losses	(117)	0	(117)
Goodwill impairment charge	0	0	0
Interest expense, net	67,896	4,340 [d]	72,236

Total expenses	172,912	9,569	182,481

Income (loss) from continuing operations before income tax	(47,025)	(19,990)	(67,015)
Income tax expense (benefit)	1,562	(7,004)[f]	(5,442)
Net income (loss)	$(48,587)	$(12,986)	$(61,573)

See Notes to unaudited pro forma consolidated statements of earnings.

	For the fifty-two weeks ended February 25, 2007
		Adjustments	Swift &
	Historical	for the	Company
(in thousands)	S&C Holdco 3	Transactions	Pro Forma[a]

Net sales	$9,540,786	$0	$9,540,786
Cost of goods sold	9,387,086	13,330 [b]	9,400,416

Gross profit	153,700	(13,330)	140,370

Selling, general and administrative expense	148,430	6,019 [b,c,e]	154,449
Translation (gains) losses	(323)	0	(323)
Goodwill impairment charge	21,137	0	21,137
Interest expense, net	91,640	4,649 [d]	96,289

Total expenses	260,884	10,668	271,552

Income (loss) from continuing operations before income tax	(107,184)	(23,998)	(131,182)
Income tax expense (benefit)	(9,327)	(8,321)[f]	(17,648)
Net income (loss)	$(97,857)	$(15,677)	$(113,534)

See Notes to unaudited pro forma consolidated statements of earnings.

Notes to unaudited pro forma consolidated statements of earnings
Fiscal year ended May 28, 2006 and thirty-nine weeks ended February 26, 2006 and February 25, 2007 and fifty-two weeks ended February 25, 2007

(a)	The unaudited pro forma consolidated financial statements have been prepared giving effect to the Transactions in accordance with SFAS No. 141, Business Combinations. Finance Sub #1 will issue the notes and borrow under the new senior secured revolving credit facility and then immediately thereafter merge with and into Swift & Company, with Swift & Company surviving the merger. Thereafter Swift & Company will merge with and into S&C Holdco 3, which will survive the merger, be renamed Swift & Company.

(b)	This amount represents the adjustment to historical expense to reflect estimated depreciation expense based on the estimated fair values of the plant and corporate assets included in the Transactions assuming an average remaining seven-year useful life, as the final valuation report has not been completed.

The table below summarizes the changes in depreciation expense:

	Thirty-nine		Thirty-nine	Fifty-two
	weeks ended	Fiscal year	weeks ended	weeks ended
	February 26,	ended May 28,	February 25,	February 25,
	2006	2006	2007	2007
	(in millions)

Cost of goods sold depreciation	7.0	9.9	10.4	13.3
SG&A depreciation	1.4	1.6	1.7	1.9

Total	8.4	11.5	12.1	15.2

(c)	This amount includes the fees paid to HM Capital for the management and oversight, and financial advisory agreements, and the reimbursement of miscellaneous expenses for HM Capital and Booth Creek shareholders. These items are not expected to continue after the Transactions. The table below summarizes the changes in fees:

	Thirty-nine		Thirty-nine	Fifty-two
	weeks ended	Fiscal year	weeks ended	weeks ended
	February 26,	ended May 28,	February 25,	February 25,
	2006	2006	2007	2007
	(in millions)

Fees	(2.0)	(3.1)	(1.6)	(2.7)

(d)	Represents pro forma interest expense calculated using assumed interest rates based on (1) an estimated outstanding balance of $357 million on our new $700.0 million revolving credit facility using an estimated interest rate of three-month LIBOR of 5.4% plus 1.75%, (2) the notes offered hereby using an assumed weighted average interest rate of 10.5% and (3) an assumed commitment fee of 0.25% on the estimated unused portion of our new revolving credit facility. A 1/8% variance in assumed interest rates on floating rate debt would amount to a change in total pro forma interest expense of $0.7 million for a full fiscal year ($0.4 million for the revolving credit facility and $0.3 for the floating rate notes).

(e)	This amount represents the adjustment to historical expense to reflect estimated amortization expense based on the estimated fair values of the identified intangible assets included in the Transactions based on a preliminary third party valuation report. The identified intangible asset lives vary from between six to twenty years.

The following table summarizes the change in amortization expense by category:

		Thirty-nine		Thirty-nine	Fifty-two
		weeks ended	Fiscal year	weeks ended	weeks ended
	Estimated	February 26,	ended May 28,	February 25,	February 25,
	Lives	2006	2006	2007	2007
	(in millions)

Long-term lease contract	9 years	0.3	0.4	0.3	0.4
Patents	6-20 years	(0.1)	(0.1)	(0.1)	(0.1)
Mineral rights	17 years	0.1	0.1	0.1	0.1
Customer relationship	12 years	4.3	5.9	4.8	6.4

Total		4.6	6.3	5.1	6.8

(f)	Reflects the tax effect of the pro forma adjustments at our statutory tax rates in the US and Australia.

Swift & Company
(successor to J&F Finance I as a result of merger with Swift & Company and subsequent merger with S&C Holdco 3)
Unaudited pro forma consolidated balance sheet

		Adjustments		February 25, 2007
	February 25, 2007	for the		Swift & Company
(in thousands)	S&C Holdco 3	Transactions		Pro Forma[a]

ASSETS
Current assets:
Cash and cash equivalents	$46,687	$0		$46,687
Trade accounts receivable, net of allowance for doubtful accounts of $970	319,565	0		319,565
Inventories	460,993	0		460,993
Other current assets	39,812	0		39,812

Total current assets	867,057	0		867,057
Property, plant, and equipment, net	493,759	127,271	[b]	621,030
Goodwill	12,681	313,594	[c]	326,275
Other intangibles, net	17,362	131,987	[b]	149,349
Other assets	24,744	16,496	[d]	41,240

Total assets	$1,415,603	$589,348		$2,004,951

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$1,963	$0		$1,963
Accounts payable, including book overdrafts	204,367	0		204,367
Accounts payable to related parties	3,187	(3,187)[e]		0
Accrued liabilities	203,631	(26,600)[f]		177,031

Total current liabilities	413,148	(29,787)		383,361
Long-term debt, less current portion	803,825	179,421	[g]	983,246
Other non-current liabilities	46,143	92,201	[i]	138,344

Total liabilities	1,263,116	241,835		1,504,951
Stockholder’s equity:
Common stock, par value $0.01, 1,000 shares authorized, issued and outstanding at February 25, 2007	0	0		0
Additional paid-in capital	263,444	236,556	[h]	500,000
Accumulated deficit	(167,850)	167,850	[h]	0
Accumulated other comprehensive income	56,893	(56,893)[h]		0

Total stockholder’s equity	152,487	347,513		500,000

Total liabilities and stockholder’s equity	$1,415,603	$589,348		$2,004,951

See Notes to unaudited pro forma consolidated balance sheet.

Notes to unaudited pro forma consolidated balance sheet

Note:  All pro forma adjustments are preliminary. Tangible and intangible assets and liabilities will be adjusted to fair values, based on appropriate methodologies, subsequent to completion of the Transactions.

(a)	The unaudited pro forma consolidated financial statements have been prepared assuming the Transactions will be accounted for in accordance with SFAS 141, Business Combinations. Finance Sub #1 will issue the notes and borrow under the new senior secured revolving credit facility and then immediately thereafter merge with and into Swift & Company, with Swift & Company surviving the merger. Thereafter Swift & Company will merge with and into S&C Holdco 3, which will survive the merger, be renamed Swift & Company. The following table sets forth the components of the purchase price and the allocation of the purchase price to the assets and liabilities based on the preliminary estimated fair values.

Total equity contribution	$500.0
Total estimated borrowings	927.0
Estimated Transactions costs	30.0
Total Estimated Purchase Price	$1,457.0

Estimated amounts allocated to current assets[1]	$855.7
Estimated amounts allocated to current liabilities[1]	(377.3)
Estimated amounts allocated to other non-current assets[1]	11.2
Estimated amounts allocated to other non-current liabilities[1]	(49.9)
Estimated fair value of property, plant and equipment[2]	621.0
Estimated fair value of identified intangibles[2]	149.3
Estimated deferred financing costs[3]	30.0
Estimated impact on deferred tax liability[4]	(109.3)

Estimated amounts allocated to identifiable assets and liabilities	$1,130.7

Estimated amount allocated to non-amortizing goodwill	$326.3

(1)	Estimated net book values based on the preliminary February 25, 2007 balance sheet, subject to change upon the actual closing date.

(2)	Estimated fair values of property, plant and equipment and identified intangibles are based on a preliminary third party valuation report which is expected to be finalized shortly after the closing of the Transactions.

(3)	Reflects $30 million in deferred financing costs related to the Transactions consisting of placement fees for the notes, bank fees from the senior credit facility, legal fees, accounting and other professional fees directly related to the Transactions.

(4)	Represents the estimated deferred income tax liability, based on our statutory tax rate multiplied by the fair value adjustments.

Note:

Estimated fair values of product inventory will be based on a preliminary third party valuation report which is expected to be available shortly after the closing of the Transactions. Certain Australian meat inventories have historically been recorded at cost, however, in accordance with SFAS 141, the inventories will be adjusted to fair value less costs to sell and a reasonable profit for the selling effort at the acquisition date. In addition, as Swift & Company sells the inventory, its cost of sales will reflect the increased valuation, if any, of Swift Australia’s inventory, which will temporarily reduce Swift & Company’s gross margins until such inventory is sold. This is considered a non-recurring adjustment and as such is not included in the unaudited pro forma consolidated income statements.

The assumptions used in these proforma financial statements related to interest rate, term of debt, and issuance cost may differ from the final terms of the financing agreements. Furthermore, once the terms of the financing arrangements have been finalized, Swift & Company will perform an analysis to identify any potential derivative implications.

(b)	Reflects the fair value adjustment to historical net book value of property, plant and equipment and identified intangibles based on a preliminary third party valuation report which is expected to be finalized shortly after the closing of the Transactions. The estimated fair values are subject to change based upon finalization of the valuation studies and management review.

(c)	Reflects the fair value adjustment to historical value of goodwill, in accordance with SFAS 141, Business Combinations.

(d)	Reflects the preliminary estimate of deferred financing costs ($30.0M) related to the Transactions consisting of placement fees for notes, bank fees from the senior credit facility, legal, accounting and other professional fees and the write off of existing deferred financing costs which will be paid off in the Transactions ($13.5M).

(e)	Reflects the anticipated elimination of related party payable to parent upon completion of the Transactions.

(f)	Reflects the elimination of accrued interest related to the historical capital structure, which will be paid at the closing of the Transactions.

(g)	Reflects the net impact of incurrence of debt and other obligations related to the Transactions.

(h)	Reflects the change in equity balances as a result of the Transactions, in accordance with SFAS 141, Business Combinations.

(i)	Reflects the net change in deferred tax liabilities as a result of the Transactions.

Liquidity and capital resources following the Transactions
As of February 25, 2007, on a pro forma basis after giving effect to the Transactions, we would have had total outstanding consolidated debt of $985.2 million. In addition, we would have had $24.7 million of outstanding letters of credit and $318.3 million of additional debt available for borrowing under our revolving credit facility.
We anticipate capital expenditures of approximately $75.7 million in our fiscal year ending May 25, 2008, primarily related to plant expansion and production efficiency projects. Approximately half of this capital expenditure will relate to growth and process improvement projects and the remainder will relate to major renewals and improvements of our facilities. We expect to fund these capital expenditures with cash flows from operations and borrowings under our revolving credit facility.
We believe that available borrowings under our revolving credit facility, available cash, and internally generated funds will be sufficient to support our working capital, capital expenditures, and debt service requirements for the foreseeable future. Our ability to generate sufficient cash, however, is subject to certain general economic, financial, industry, legislative, regulatory, and other factors beyond our control.
Regulation and environmental matters
In the environmental area our operations are subject to extensive regulation by the EPA and other state and local authorities relating to handling and discharge of waste water, storm water, air emissions, treatment, storage and disposal of wastes, and remediation of contaminated soil, surface water and groundwater. Our Australian operations are also subject to extensive regulation by the Australian Quarantine Inspection Service and other Australian state and local authorities. We believe that we currently are in substantial compliance with all governmental laws and regulations and maintain all material permits and licenses relating to our operations. We are not aware of any significant violations of such laws and regulations that are likely to result in material penalties or pending changes in such laws or regulations that are likely to result in material increases in operating costs or any sites that require significant remediation by us at this time. The EPA has adopted revisions to the effluent limitations guidelines and standards for wastewater discharge by entities in the meat processing industry. These regulatory changed affecting the red meat processing industry wastewater discharges are expected to require us to incur approximately $19.0 million in capital and operating expenses during the next five years, including $8.4 million and $2.8 million for the fiscal years ended May 27, 2007 and May 25, 2008, respectively.
On March 23, 2007, the State of Nebraska’s environmental regulatory agency notified us that it has determined that groundwater remediation is necessary at our former Grand Island Platte River By-Products site. The State has ranked this site as Remedial Action Class I, based on the neighboring home using a well in the area of contamination and is requiring us, as the property owner, to submit a remedial action plan by June 29, 2007. The estimated cost of remediation is between $70,000 and $1.1 million. It is unknown if the groundwater contamination is attributable to National By-Products, LLC (the company to whom we leased the land) or ConAgra when it was operating the facility. Darling International, Inc. (who acquired National By-Products, LLC) and/or ConAgra may be liable for a portion of the preparation and implementation of any remedial action plan for the site.

Legal proceedings

On July 1, 2002, a lawsuit entitled Herman Schumacher et al v. Tyson Fresh Meats, Inc., et al was filed against ConAgra Beef Company (which was part of the businesses acquired in the 2002 Transaction and renamed Swift Beef Company (“Swift Beef”), Tyson Foods, Inc., Excel Company, and Farmland National Beef Packing Company, L.P. in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs sought an estimated $9.2 million in actual damages against Swift Beef under various causes of action, including restitution based on equitable principles of unjust enrichment. The plaintiffs also seek attorneys’ fees and expenses. On April 12, 2006, the jury returned a verdict against three of the four defendants, including a $2.3 million verdict against Swift Beef. On February 15, 2007 a judgment was entered on the verdict by the court and on March 12, 2007 we filed a notice of appeal. Although we have begun the process of appealing this judgment, a liability for the amount of the verdict was recorded during the final thirteen weeks of the fiscal year ended May 28, 2006. We believe that Swift Beef has acted properly and lawfully in its dealings with cattle producers.

Swift Beef is a defendant in a lawsuit entitled United States of America, ex rel, Ali Bahrani v. ConAgra, Inc., ConAgra Foods, Inc., ConAgra Hide Division, ConAgra Beef Company and Monfort, Inc., filed in the United States District Court for the District of Colorado in May 2000 by the relator on behalf of the United States of America and himself for alleged violations of the False Claims Act. Under the False Claims Act, a private litigant, termed the “relator,” may file a civil action on the United States government’s behalf against another party for violation of the statute, which, if proven, would entitle the relator to recover a portion of any amounts recovered by the government. The relator in this case is a former employee of Swift & Company. The lawsuit alleges that the defendants violated the False Claims Act by forging and/or improperly altering USDA export certificates used from 1991 to 2002 to export beef, pork, poultry and bovine hides to foreign countries. The lawsuit seeks to recover three times the actual damages allegedly sustained by the government, plus per-violation civil penalties that would range, at the court’s discretion, from $5,000 to $10,000 for each false claim made on or before September 28, 1999, and from $5,500 to $11,000 for each false claim made after September 28, 1999, together with attorneys’ fees and costs. Pursuant to the acquisition agreement entered into to effect the 2002 Transaction, SFC agreed to indemnify ConAgra Foods against all direct liabilities and damages relating to this lawsuit, including the costs and expenses of defending the lawsuit.

On September 30, 2004, the United States District Court granted the defendants’ motions for summary judgment on all claims. In October 2004, the relator appealed to the United States Court of Appeals for the Tenth Circuit, which reversed the summary judgment on October 12, 2006 and remanded the case to the trial court for further proceedings consistent with the court’s opinion. Defendants filed a Motion for Rehearing En Banc on October 26, 2006. On May 10, 2007, the Tenth Circuit denied that motion. Defendants are currently preparing a petition for writ of certiorari to the United States Supreme Court, which will be filed on or before August 8, 2007.

The case is now before the trial court, although the court has not yet set a trial date or entered a schedule. Prior to the Tenth Circuit’s holding that the False Claims Act imposes a materiality standard that limits potential liability to materially altered export certificates, the relator estimated in his complaint that the defendants are liable for approximately $6.7 million as actual damages and between $520 million and $1.04 billion in civil penalties. Swift Beef believes that this lawsuit is meritless and intends to vigorously defend against all claims. Swift Beef is unable to estimate what liability, if any, it may have in connection with this lawsuit or to reasonably estimate the amount or range of any loss that may result from this lawsuit. In accordance with SFAS No. 5, Accounting for Contingencies, Swift Beef has not established a loss accrual for this claim. However, an adverse development in this matter could have a material adverse effect on its business, financial condition, results of operations and cash flows.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Press release, dated June 25, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&C HOLDCO 3, INC.
By:	/s/ Donald F. Wiseman
	Name:	Donald F. Wiseman
	Title:	Senior Vice President, General Counsel and Secretary

Date: June 25, 2007